Exhibit (c)(5)
M A R C H 8 , 2 0 0 6 P R O J E C T P L A T O Valuation discussion materials S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L

English_Fairness or valuation This presentation was prepared exclusively for the benefit and internal use of the JPMorgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by JPMorgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of JPMorgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. JPMorgan's opinions and estimates constitute JPMorgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. JPMorgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by JPMorgan. JPMorgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. JPMorgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities. P R O J E C T P L A T O

Appendix Valuation summary Public market overview Introduction 1 1 1 2 3 3 7 4 16 P R O J E C T P L A T O

Introduction Over the past two weeks we received the financial information necessary to complete our valuation analysis We used the management Upside Case as a basis for our valuation analysis The Upside Case includes certain projects that we believe will occur with a high degree of probability In addition, have calculated two sensitivity cases Adjusted Upside Case 10% upside in 2006 on Atlantis, Paradise Island over management's Upside Case EBITDA projections Franchise value Additional upside from franchise value of Atlantis brand Development of two additional large scale resorts 2 I N T R O D U C T I O N

Appendix Valuation summary Public market overview Introduction 3 1 1 2 3 3 7 4 16 P R O J E C T P L A T O

Public market overview Trading summary ($ millions, except per share data) 1 Does not include non-recourse Palmilla and Reethi Rah debt of $164 million 2 I/B/E/S median estimates as of 3/06/06 Last 3 months Last 6 months Last 12 months Based on closing share price Traded in range Cumulative shares traded < $50 0 0 $55 - $60 0 0 $60 - $65 0.046 0.466 $65 - $70 0.948 1 $70+ 0.006 Traded in range Cumulative shares traded < $50 0.066 0 $55 - $60 0.3 0 $60 - $65 0.162 0.466 $65 - $70 0.47 1 $70+ 0.003 Traded in range Cumulative shares traded < $50 0.051 0 $55 - $60 0.419 0 $60 - $65 0.273 0.466 $65 - $70 0.255 1 $70+ 0.001 4 P U B L I C M A R K E T O V E R V I E W

K-2 analyst commentary and stock price

Wall Street estimates

			EPS estimate		12-month
Revision date	Analyst (firm)	Recommendation	2006E	2007E	target price
2/22/2006	Joseph Greff (Bear Stearns)	Buy	$2.11	$3.21	$75.00
2/20/2006	Lawrence Klatzkin (Jefferies & Co)	Buy	2.61	2.63	81.00
2/15/2006	Steven Kent (Goldman Sachs)	Hold	2.82	3.52	NA
2/13/2006	William Schmitt (CIBC)	Hold	2.80	3.90	71.00
12/7/2005	Marc Falcone (Deutsche Bank)	Buy	3.40	NA	79.00
High			**$3.40**	**$3.90**	**$81.00**
Low			**$2.11**	**$2.63**	**$71.00**
Mean			**$2.75**	**$3.32**	**$76.50**
Median			**$2.80**	**$3.37**	**$77.00**

Source: Equity research

Analyst commentary

"Strong results were driven mainly by record performance at the company's Paradise Island properties, posting $29.8 million EBITDA, a 19% increase year over year" - Jefferies (2/14/06)

"K-2's flagship property Atlantis continues to generate strong non-room revenue growth (F&B revenues up 23% and casino revenues up 22%) since it opened the Marina Village in July 2005. This growth should accelerate into Paradise Island seasonally stronger periods, namely 1Q and 2Q" - Bear Stearns (2/13/06)

"Our sense is that the scope and financial impact of K-2's Phase III waterpark expansion is significantly underappreciated. A tour of Paradise Island showcased developable land after Phase III; we believe this also is underappreciated" - Deutsche Bank (12/7/05)

Source: Tradeline

PUBLIC MARKET OVERVIEW
JPMorgan
PROJECT PLATO 5

Analysis at various prices $ millions, except per share data 1 Does not include non-recourse Palmilla and Reethi Rah debt of $164 million 6 P U B L I C M A R K E T O V E R V I E W

Appendix Valuation summary Public market overview Introduction 7 1 1 2 3 3 7 4 16 P R O J E C T P L A T O

Key assumptions

K-2 Base Case

- Atlantis, Phase III
  - Opens in 2007
  - Total capital expenditures of $730mm
- Atlantis, PI (incl. Phase III) performance from 2006 to 2007 (when Phase III opens)
  - Average room rate grows 6.2% to $298.76
  - Occupancy rate drops 1.8% to 80.3%
  - F&B per occupied room grows approx. 5% to $270.90
  - Win/table/day grows 12.7% to $3,172
  - Win/slot/day grows 14.6% to $238
- Atlantis, the Palm, Dubai
  - Opens in 2009
  - Total development/construction costs of $1.5bn
  - Year 1 key assumptions
    - Average room rate of $313
    - Occupancy of 78%
    - 5,000 daily waterpark visitors
    - 1,863 daily entertainment village visitors
- Morocco
  - Opens in 2008
  - Total development/construction costs of $300mm
  - Year 1 key assumptions
    - Average room rate of $140
    - Occupancy of 60%
    - Win/table/day of $1,967
    - Win/slot/day of $131

K-2 Upside Case

- K-2 Base Case plus the following:
  - Condotel development cost of $400 million; 50/50 JV with Turnberry
  - $45mm development of golf course on Athol Island completed in 2007
  - Development of Harborside - Phase II
  - Two villa expansion of Palmilla
  - Marginally more aggressive assumptions on casino revenues in Morocco

Adjusted Upside Case

- K-2 Upside Case plus the following:
  - 10% upside on Atlantis, PI over management's Upside Case EBITDA projections in 2006
  - Based on analysis of K-2 management budgets vs. actual property results in 2003, 2004 and 2005
  - Over the past three years, K-2 has outperformed its 1-year forward budget by 12.4%
  - K-2 Upside Case EBITDA growth in 2007 and thereafter
  - Cost synergy assumption of $5mm in LBO analysis

Franchise value

- Additional upside from franchise value of Atlantis brand
  - Development of two additional resort projects over the next 10 years

Paradise Island land value

- 64.1 acres of undeveloped land
- Cost basis of approximately $1.4mm/acre
- Valued at $6mm/acre with a 5% annual appreciation

VALUATION SUMMARY
JPMorgan
PROJECT PLATO 8

Projection cases $ millions, except per share data 1 As of 3/06/06 9 V A L U A T I O N S U M M A R Y

DCF LBO70 SoP LBO62 72.5 60 83.5 60 65 62 75 62 70.5 50 84.5 50 66.5 52 79.5 52 83.5 40 100 40 106.5 40 77.5 42 93 42 99.5 42 77.5 30 98 30 104 30 73.5 32 93 32 99.5 32 72 20 84.5 20 90.5 20 70 22 82 22 88.5 22 68 12 80.5 12 84 12 Publicly-traded comparables 20.0x-23.0x 2008E EPS1 Equity value per share Valuation summary Note: Valuation based on the Upside Case projections provided by management, sensitized for valuation assumptions 1 Implied equity value discounted to 2006 using an estimated equity cost of capital of 12.5% 2 Assumes full consolidation of Palmilla & Reethi Rah EBITDA and debt 3 Represents the expected incremental value attributable to two additional large development projects over 10 years Current price: $68.73 Sum of the parts Discounted cash flow analysis 9.5-10.5% WACC 3.0-3.5% perpetuity growth rate LBO analysis (62% leverage, K-2) 18-22% return threshold 11.5-13.5x exit FV/EBITDA LBO analysis (67% leverage) 18-22% return threshold 11.5-13.5x exit FV/EBITDA Precedent transactions 12.0x-14.0x 2008E EBITDA1,2 18.9x-22.6x implied 2008E EPS1 Upside Case Adjusted Upside Case Additional franchise value3 Key: 10 V A L U A T I O N S U M M A R Y

Leveraged buyout analysis

Assumptions

- Five year hold period
- $5 million of annual cost synergies
- Sponsor IRR threshold range of 18.0%—22.0%
- Management promote of 10% of terminal equity value in excess of initial equity contribution in the Upside Case; Promote level rises to 15% in the Adjusted Upside Case
- 7.5% cost of LBO debt
- Exit FV/EBITDA range of 11.5—13.5x on 2011E EBITDA
- $100 million of transaction fees, including bond breakage costs[1]
- $76mm Reethi Rah notes receivable monetized in 2008
- 64.1 acres of undeveloped land valued at $6 million per acre with 5% annual value appreciation

Summary results

Upside Case, 62% leverage (K-2)

Equity value per share

	Exit FV/EBITDA multiple		
IRR:	11.5x	12.5x	13.5x
18.0%	$74.15	$77.28	$80.42
20.0%	70.59	74.86	77.56
22.0%	68.22	72.24	74.71

Upside Case, 67% leverage

Equity value per share

	Exit FV/EBITDA multiple		
IRR:	11.5x	12.5x	13.5x
18.0%	$75.72	$78.86	$82.00
20.0%	72.39	76.61	79.32
22.0%	70.19	74.15	76.64

Adjusted Upside Case, 67% leverage

Equity value per share

	Exit FV/EBITDA multiple		
IRR:	11.5x	12.5x	13.5x
18.0%	$78.01	$81.15	$84.30
20.0%	74.49	78.70	81.43
22.0%	72.13	76.08	78.58

[1] Comprised of approximately $37 million of bond breakage costs, $25 million of advisory and legal fees, and $38 million of financing fees

VALUATION SUMMARY

JPMorgan

PROJECT PLATO 11

Discounted cash flow analysis

Assumptions

- Ten year projection period
  - 3% revenue growth assumed each year after 2010 until 2015
  - EBITDA margin improvement of 0.25% assumed in each year after 2010 until 2015
- No synergies
- $76mm Reethi Rah notes receivable monetized in 2008
- Estimate of developable Paradise Island land value added to enterprise value to derive implied equity value
  - 64.1 acres of undeveloped land valued at $6 million per acre with 5% annual value appreciation
- Perpetuity growth rate of 3.0%—3.5% on terminal year free cash flow
- WACC of 9.5—10.5%

Summary results

Equity value per share — Upside Case

	Terminal growth rate		
WACC:	*3.00%*	*3.25%*	*3.50%*
9.50%	$88.97	$90.86	$92.91
10.00%	82.81	84.37	86.05
10.50%	77.43	78.74	80.13

Equity value per share — Adjusted Upside Case

	Terminal growth rate		
WACC:	*3.00%*	*3.25%*	*3.50%*
9.50%	$95.69	$97.74	$99.96
10.00%	89.05	90.74	92.56
10.50%	83.27	84.68	86.19

VALUATION SUMMARY
JPMorgan
PROJECT PLATO 12

Stack 1 Invisible Stack 2 Stack 3 Stack 4 Stack 5 Stack 6 Stack 7 Totals (invisible) Stack 8 Stack 9 Stack 10 Stack 11 Stack 12 Stack 13 Stack 14 Stack 15 Stack 16 52.12 5 30 52.1 6.26 58.4 0.85 59.2 7.03 66.3 5.95 72.2 2.57 60 74.8 0.98 75.8 0.85 76.6 6.56 83.18 87.7 $ per share Sum-of-the-parts analysis Existing operations Morocco Land Equity value per share $87.70 Development projects CondoTel BLB The Palm mgmt. fees OC Condos Phase III Equity value per share $52.12 Contribution to equity value per share Note: Detailed analysis can be located in the appendix; represents the midpoint of the assumed valuation range Equity value per share $83.18 Upside Case Adjusted Upside Case The Palm 13 V A L U A T I O N S U M M A R Y

Franchise opportunities Brand Design Development expertise Growth opportunities Ability to develop and operate more Atlantis properties worldwide 14 V A L U A T I O N S U M M A R Y

Key business risks

Risk	Description
Hurricane	■ A material disruption in operations on Paradise Island would have a severe negative impact on K-2's operating performance
New supply	■ Impact of proposed Baha Mar development on Cable Beach may be significant ■ Demand for Atlantis, the Palm in light of plans for an additional 30 hotels on the Palm ■ Impact of proposed new supply in Massachusetts may be significant on Lincoln Park
Atlantis Phase III	■ Uncertainty around feasibility of projected casino and F&B revenue per occupied room ■ Uncertainty around success of dolphin attraction ■ Uncertainty around demand for condotel units at projected prices ■ Condotel financing gets renegotiated in light of degradation of credit from LBO

Construction costs	■ Risks associated with escalating building materials and labor costs
	  ■ Vast majority of development budget in Dubai is not at fixed cost
	  ■ Potential cost overruns at Lincoln Park and in Morocco

Political	■ Future cooperation of Dubai government and other foreign jurisdictions where development is expected
Terrorism	■ Terrorist event in the U.S. could significantly impact leisure travel ■ Large destination resorts could be targets for terrorist organizations

VALUATION SUMMARY
JPMorgan
PROJECT PLATO 15

Appendix Valuation summary Public market overview Introduction 16 1 1 2 3 3 7 4 16 P R O J E C T P L A T O

Selected public market comparables Market information 1 Includes common shares, common share equivalents (excluding options) 2 Equals the sum of equity market value, minority interests, debt outstanding and preferred stock at liquidation preference 3 Estimates for EPS are from equity research 4 Aggregate value is total market capitalization less cash and cash equivalents. EBITDA estimates from analyst reports 5 Starwood Hotels pro forma for announced transaction with Host Marriott 6 Hilton Hotels pro forma for announced acquisition of Hilton plc assets 7 Wynn Resorts pro forma for $900 million sale of Macau casino rights 8 Total debt as of 9/30/05 for Gaylord Entertainment excludes $613 million associated with the Company's secured forward exchange contract 17 A P P E N D I X

Selected public market comparables (cont'd) Credit information 1 Includes common shares, common share equivalents (excluding options) 2 Equals the sum of equity market value, minority interests, debt outstanding and preferred stock at liquidation preference. Does not include restricted cash 3 Book capitalization equals the sum of debt outstanding, preferred stock at liquidation preference, minority interests and shareholders' equity 18 A P P E N D I X

Comparable precedent transactions Private and public - target transactions K-2 is a blend of lodging and gaming K-2 is not expected to offer the same level of synergy opportunities as a strategic buyer K-2 EBITDA is generally tax-exempt Observations 19 A P P E N D I X

Discounted cash flow analysis - Upside Case Projections ($ millions, except per share data) Valuation Note: Valuation date 6/30/06; assumes land value of $385mm and net debt of $662mm; 2006E adjusted to reflect only Q3-Q4 stub period 1 Differs from EBITDA in that it includes non-recurring equity earnings and land sales per K-2 model 1 20 A P P E N D I X

Discounted cash flow analysis - Adjusted Upside Case Projections ($ millions, except per share data) Valuation 1 Note: Valuation date 6/30/06; assumes land value of $385mm and net debt of $662mm; 2006E adjusted to reflect only Q3-Q4 stub period 1 Differs from EBITDA in that it includes non-recurring equity earnings and land sales per K-2 model 21 A P P E N D I X

Leveraged buyout analysis - Upside Case, 67% leverage Note: Valuation date 6/30/06; 2006E adjusted to reflect only Q3-Q4 stub period 1 Differs from EBITDA in that it includes non-recurring equity earnings and land sales per K-2 model 1 22 A P P E N D I X

Leveraged buyout analysis - Adjusted Upside Case, 67% leverage 1 Note: Valuation date 6/30/06; 2006E adjusted to reflect only Q3-Q4 stub period 1 Differs from EBITDA in that it includes non-recurring equity earnings and land sales per K-2 model 23 A P P E N D I X

Leveraged buyout analysis - K-2 case, 62% leverage 1 Note: Valuation date 6/30/06; 2006E adjusted to reflect only Q3-Q4 stub period 1 Differs from EBITDA in that it includes non-recurring equity earnings and land sales per K-2 model 24 A P P E N D I X

Sum-of-the-parts analysis - Upside Case Note: Development projects valuation multiples represents the midpoint of each project's assumed valuation range 1 Based on the midpoint of the valuation range 25 A P P E N D I X

Sum-of-the-parts analysis - Adjusted Upside Case Note: Development projects valuation multiples represents the midpoint of each project's assumed valuation range 1 Based on the midpoint of the valuation range 26 A P P E N D I X

Financial buyer cost synergy analysis Cost synergies opportunities ($ thousands) 1 Source: K-2 management 27 A P P E N D I X

Paradise Island land

K-2's total usable, undeveloped land on Paradise Island

	Acres
Main Club Med (including Option land)	39.4
Lot 1 (Hart House)	0.5
Lot 2,3 + (Mcweeney House)	1.8
West of Phase III (formerly Club Med)	41.7
South of Phase III (Trailer park and Helipad)	8.5
Hurricane Hole (excluding Marina)	7.1
East of Riu on Beach (Parcels F & E)	6
PI Colony Lot East of Car Park structure	0.8
Total acreage	**64.1**

Source: K-2 management

Comparable transactions

	Acres	$mm	$mm/acre
Melk Property - beachfront, adjacent to Ocean Club Estates	7.5	$15.0	$2.0
Hurricane Hole Marina	7.0	14.0	2.0[1]
Ocean Club Condo Property	9.0	18.0	2.0
Club Med (adjacent to Phase III)	41.0	40.0	1.0
Weighted average			**$1.4**

Source: K-2 management

[1] Hurricane Hole transaction included a marina with $1mm of annual EBITDA. Total transaction value of $24mm assumes a 10x purchase multiple for marina

APPENDIX

JPMorgan

PROJECT PLATO 28

Additional development projects Additional Atlantis developments (100% probability of success) Proposed Singapore development (25% probability of success) 1 Equity value of additional Atlantis resorts grown by inflation 29 A P P E N D I X

$ millions Adjusted cash EBITDA build-up - Upside Case 30 A P P E N D I X

Adjusted cash EBITDA build-up - Adjusted Upside Case $ millions 10% upside on Atlantis, Paradise Island and Ocean Club over management's Upside Case EBITDA projections 31 A P P E N D I X

WACC analysis WACC calculation WACC sensitivity by beta and cost of debt Estimated peer beta analysis 32 A P P E N D I X

Value of NOLs K-2 has $279.8mm of U.S. NOLs outstanding in its K-2 International North America, Inc. ("KINA") subsidiary $0.5mm are restricted in use $279.3mm are unrestricted In a change of control transaction, K-2's NOLs will be subject to certain restrictions Limit on using more than (4.36% * equity value of KINA) of NOLs in any given year Only exception is that if K-2 sells any assets within KINA where the sale price is greater than the basis, K-2 may be able to utilize the NOLs without limitation to shield any capital gains 33 A P P E N D I X

K-2 model - Key drivers 34 A P P E N D I X

Column 1 Column 2 Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 1-day 0.215 30 1-week 0.259 40 1-month 0.243 50 2005 55 60 Note: All-cash deals greater than $1bn announced 2004-present Median - All deals (mean premiums in parentheses) Median - LBO deals (mean premiums in parentheses) Premiums paid analysis Column 1 Column 2 Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 1-day 0.195 30 1-week 0.216 40 1-month 0.199 50 2005 55 60 (24.2%) (26.2%) (28.4%) (20.7%) (23.6%) (24.0%) Note: All-cash leveraged buyouts greater than $1bn announced 2004-present 35 A P P E N D I X

Based on all 100% cash deals greater than $1bn 2004-present (86 deals) Premiums paid 36 A P P E N D I X

Premiums paid (continued) Based on all 100% cash deals greater than $1bn 2004-present (86 deals) 37 A P P E N D I X

Premiums paid - LBO deals Based on all leveraged buyouts greater than $1bn 2004-present (27) 38 A P P E N D I X

K-2 Peer Index Line 3 Line 4 Line 5 Line 6 Line 7 Line 8 Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 Annotations 5/4/1994 15 15 5/5/1994 14 15.57 5/6/1994 14 15.3 5/9/1994 14 15 5/10/1994 14 14.26 5/11/1994 14 14.19 5/12/1994 13.5 14.31 5/13/1994 13.5 14.51 5/16/1994 13.5 14.46 5/17/1994 13.5 14.54 5/18/1994 13.5 14.72 5/19/1994 13.5 15.36 5/20/1994 13.5 14.93 5/23/1994 13 14.77 5/24/1994 13 14.43 5/25/1994 13 14.37 5/26/1994 13 14.84 5/27/1994 13 14.92 5/30/1994 13 14.92 5/31/1994 13 14.78 6/1/1994 13 14.59 6/2/1994 13 14.2 6/3/1994 12.5 14.21 6/6/1994 12.5 14.48 6/7/1994 12.25 14.65 6/8/1994 12.25 14.1 6/9/1994 12.25 14.58 6/10/1994 12.25 14.91 6/13/1994 12.25 16.02 6/14/1994 13.75 16.39 6/15/1994 12.25 16.41 6/16/1994 13.75 16.44 6/17/1994 13.75 15.98 6/20/1994 12.25 16.41 6/21/1994 12.25 15.89 6/22/1994 12.06 16.19 6/23/1994 12.06 15.92 6/24/1994 12.25 15.81 6/27/1994 12.06 16.21 6/28/1994 12.25 16.12 6/29/1994 11.38 16.22 6/30/1994 12.5 16.44 7/1/1994 11.75 16.57 7/4/1994 11.75 16.57 7/5/1994 11.75 17.27 7/6/1994 11.75 17.31 7/7/1994 11.38 16.97 7/8/1994 11.38 17.25 7/11/1994 11.38 17.67 7/12/1994 12.5 18.18 88.1 7/13/1994 11.38 18.28 7/14/1994 11.38 18.15 7/15/1994 11.38 17.99 7/18/1994 11.38 18 7/19/1994 11.75 17.38 7/20/1994 11.75 17.48 69.8 7/21/1994 11.75 17.45 7/22/1994 11.75 17.44 7/25/1994 12.75 17.67 7/26/1994 11.88 17.42 7/27/1994 11.88 17.62 7/28/1994 11.88 17.56 7/29/1994 11.88 17.46 8/1/1994 12.88 17.49 8/2/1994 11.88 17.34 8/3/1994 12.88 16.98 8/4/1994 11.88 17.04 8/5/1994 12.75 17.31 8/8/1994 11.75 17.4 8/9/1994 11.75 17.33 8/10/1994 12 17.44 8/11/1994 11.75 17.56 8/12/1994 11.75 17.54 8/15/1994 11.75 17.85 8/16/1994 12.75 17.92 8/17/1994 11.75 17.96 8/18/1994 12.75 17.57 8/19/1994 11.81 18.1 8/22/1994 11.81 17.71 8/23/1994 12.75 17.92 8/24/1994 11.81 18.43 8/25/1994 12.75 18.41 8/26/1994 11.75 18.31 8/29/1994 11.75 18.34 8/30/1994 11.75 18.04 8/31/1994 11.75 17.89 9/1/1994 11.75 18.37 9/2/1994 11.75 18.15 9/5/1994 11.75 18.15 9/6/1994 11.69 18.89 88.18 9/7/1994 11.69 18.47 9/8/1994 11.69 18.83 9/9/1994 12.69 18.72 9/12/1994 12 18.55 9/13/1994 12.63 18.42 9/14/1994 11.69 18.8 9/15/1994 11.69 18.58 9/16/1994 11.69 18.43 9/19/1994 11.69 18.51 Historical price performance Source: Tradeline Note: Peer index has been indexed to K-2 price, includes MGM, HET, WYNN, LVS, OEH, GET, HOT and HLT Share price performance K-2 $68.73 +348% Peers +235% 39 A P P E N D I X